Exhibit 3.2

2016

AMENDED AND RESTATED BYLAWS

OF

KNIGHT TRANSPORTATION, INC.

2016
AMENDED AND RESTATED BYLAWS

2016
AMENDED AND RESTATED BYLAWS
OF
KNIGHT TRANSPORTATION, INC.

These 2016 Amended and Restated Bylaws of Knight Transportation, Inc., an Arizona corporation (the "Corporation"), set forth below, amend, restate and supersede in their entirety the 2013 Amended and Restated Bylaws adopted by the Corporation as of February 7, 2013, effective as of the time set forth in Section 9 below.

Section 1.	Identification

1.1.           Name.  The name of the Corporation is Knight Transportation, Inc.

1.2.           Principal Office.  The principal office of the Corporation shall be at 5601 West Buckeye Road, Phoenix, Arizona, or such other principal office as the Corporation may select, and additional offices may be maintained at such other places within or without the State of Arizona as the Board of Directors may from time to time designate.

1.3.           Fiscal Year.  The fiscal year of the Corporation shall be the calendar year ending December 31 of each year.

Section 2.	Meetings of Shareholders

2.1.           Annual Meeting.  The annual meeting of shareholders shall be held in the month of May of each year, on such date and at such time as the Board may from time to time designate and state in the notice of the annual meeting of shareholders.  At the annual meeting, shareholders shall elect a Board of Directors and transact such other business as may properly come before the meeting.

2.2.           Notice.  No notice of the annual meeting need be given.  Unless properly waived, notice of any special meeting shall be mailed to the last known address of each shareholder as the same appears on the records of the Corporation, at least ten (10) days and not more than sixty (60) days prior to such meeting, and shall state in general the purposes for which it is called.  Notice to shareholders shall not be necessary for any adjourned annual or special meeting except the statement at such meeting in making adjournment.

2.3.           Presiding Officer.  The Chairman, or in his absence, a chairman appointed by the shareholders present, shall call meetings of the shareholders to order, and shall act as chairman thereof.

2.4.           Quorum.  A majority of the voting stock issued and outstanding, represented by the holders thereof either in person or by proxy, appointed by an instrument in writing and subscribed by such shareholder, shall be a quorum at all meetings of shareholders.

2.5.           Adjournment.  If at any annual or special meeting of shareholders, a quorum shall fail to attend in person or by proxy, a majority in interest of the shareholders attending in person or by proxy at the time of such meeting may, at the end of an hour, adjourn the meeting from time to time without further notice until a quorum shall attend, and thereupon any business may be transacted which might have been transacted at the meeting as originally called had the same been held.

2.6.           Special Meetings.  Special Meetings of shareholders may be called for any purpose by the vote of a majority of the Corporation's Board of Directors.  Notice of a special meeting of shareholders shall be issued in accordance with Section 2.2.

2.7.           Voting.  At all annual and special meetings of shareholders, every holder of voting shares of stock may appear and vote either in person or by proxy in writing, and shall have one vote for each share of voting stock, so held and represented at such meeting, with the right to cumulate such votes for the election of directors.  All proxies shall be filed with the Secretary of the Corporation prior to any meeting for which they are to be effective.  Upon demand of any shareholder, voting upon any question at any meeting shall be by ballot.

2.8.           Order of Business and Rules of Procedure.  The order of business and the rules of procedure used at any meeting of the shareholders shall be as determined by the chairman.

2.9.           Closing of Transfer Books and Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other purpose, the Board of Directors of the Corporation may provide that the stock transfer books shall be closed for a stated period not to exceed, in any case, sixty (60) days.  If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of the shareholders, the books shall be closed for at least ten (10) days immediately preceding the meeting.  In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date, in any case, to be not more than sixty (60) days nor less than ten (10) days prior to the date on which the particular action requiring this determination of shareholders is to be taken.  If the stock transfer books are not closed and no record date is fixed for any such purpose, then the record date shall be determined in accordance with Section 10-707 of the Arizona Revised Statutes.  When a determination of shareholders has been made as provided in this section, the determination shall apply to any adjournment thereof.

2.10.           Voting List.  The Secretary of the Corporation shall make from the stock transfer books a complete record of the shareholders entitled to vote at the meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each.  Such record shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.  Failure to comply with the requirements of this section shall not affect the validity of any action taken at the meeting.

2.11.           Action Without A Meeting.  Any action required to be taken at a meeting of the shareholders of the Corporation, or any action that may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.  This consent shall have the same effect as a unanimous vote of shareholders and may be stated as such in any document.

2.12.           Stockholder Nominations Included in the Corporation's Proxy Materials.

(a)           Definitions.  For purposes of this Section 2.12, the following terms shall have the meanings set forth below, except as otherwise provided herein.

"Eligible Holder" is a person who has either (i) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements of Section 2.12(d) continuously for the three-year period as described in Section 2.12(d), or (ii) provides to the Secretary of the Corporation, within the time period specified in Section 2.12(e), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors, or its designee, acting in good faith, determines would be acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2).

"Maximum Number" with respect to any annual meeting of the Corporation's stockholders, means that number of nominees for election to the Board of Directors that constitutes no more than 20% of the total number of directors of the Corporation as of the last day on which a Nomination Notice may be submitted pursuant to Section 2.12(e) (rounded down to the nearest whole number), but not less than two.  The Maximum Number shall be subject to the adjustments described in Section 2.12(c).

"Minimum Number" means 3% of the Corporation's issued and outstanding common stock as of the most recent date for which such amount is given in any filing made by the Corporation with the SEC prior to the submission of the Qualified Nomination Notice.

"Qualified Nomination Notice" means a notice given by a Nominating Stockholder that complies with the requirements of Section 2.12(e) and names a Nominee.

"Nominating Stockholder" means an Eligible Holder or group of up to 20 Eligible Holders who nominate a nominee for election to the Corporation's Board of Directors.

"Nominee" means any person nominated for election to the Corporation's Board of Directors by a Nominating Stockholder that, individually and collectively, in the case of a group, satisfy all applicable procedures set forth in Section 2.12(d) and 2.12(e).

(b)           Inclusion of Nominee in Proxy Statement.  Subject to the provisions of this Section 2.12, if expressly requested in a Qualified Nomination Notice delivered by a Nominating Stockholder, the Corporation shall include in its proxy statement for any annual meeting of its stockholders:

(i)             the name of the Nominee, which shall also be included on the Corporation's form of proxy and ballot;

(ii)            disclosures about the Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

(iii)           any statement included by the Nominating Stockholder in the Qualified Nomination Notice for inclusion in the proxy statement in support of the Nominee's election to the Board of Directors (subject, without limitation, to Section 2.12(e)(ii)), if such statement does not exceed 500 words; and

(iv)           any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section.

(c)           Maximum Number of Nominees.

(i)           The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than the Maximum Number. The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who are subsequently withdrawn or that the Board of Directors itself decides to nominate for election at such annual meeting, and (2) the number of incumbent directors who were Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. If one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 2.12(e) below, but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)           If the number of Nominees pursuant to this Section 2.12 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder's Qualified Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Qualified Nomination Notice as set forth in Section 2.12(e), a Nominating Stockholder becomes ineligible or withdraws its nomination, or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement Nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder, and (2) may otherwise communicate to its stockholders, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(d)           Eligibility of Nominating Stockholder.

(i)           An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 2.12 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number of shares of the Corporation's common stock (as adjusted for any stock splits, stock dividends or similar events) throughout the three-year period preceding, including the date of submission of the Qualified Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting.  A group of funds under common management and investment control shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Qualified Nomination Notice, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 2.12, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. If any stockholder withdraws from a group of Eligible Holders acting together as a Nominating Stockholder at any time prior to the annual meeting, the group of Eligible Holders shall only be treated as owning the shares held by the remaining members of the group.

(ii)           For purposes of this Section 2.12(d), an Eligible Holder "owns" only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:

(A)           the full voting and investment rights pertaining to the shares; and

(B)           the full economic interest in (including the opportunity for profit and risk of loss on) such shares.

The number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder's or any of its affiliates' full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder "owns" shares held in the name of a Nominee or other intermediary, so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest (including the opportunity for profit and risk of loss on) in the shares. An Eligible Holder's ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. The terms "owned," "owning" and other variations of the word "own" shall have correlative meanings. Whether outstanding shares of the Corporation are "owned" for these purposes shall be determined by the Board, acting in good faith.

(iii)           No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Qualified Nomination Notice.

(e)           Qualified Nomination Notice.  To nominate a Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year's annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the "Qualified Nomination Notice"); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before the anniversary date of the prior year's annual meeting of stockholders and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an "Other Meeting Date"), the Qualified Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i)           A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(ii)           A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A)           the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(B)           a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(C)           a representation and warranty that the Nominee's candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation's securities are traded;

(D)           a representation and warranty that the Nominee:

(1)           does not have any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation's Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation's securities are traded;

(2)           meets the audit committee independence requirements under the rules of any stock exchange on which the Corporation's securities are traded;

(3)           is a "non-employee director" for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any successor rule);

(4)           is an "outside director" for the purposes of Section 162(m) of the Internal Revenue Code, as amended (or any successor provision); and

(5)           is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the "Securities Act") or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(E)           a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.12(d) and has provided evidence of ownership to the extent required by Section 2.12(d);

(F)           a representation and warranty that the Nominating Stockholder intends to continue to satisfy the share ownership eligibility requirements described in Section 2.12(d) through the date of the annual meeting;

(G)          details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the five years preceding the submission of the Qualified Nomination Notice;

(H)          a representation and warranty that the Nominating Stockholder will not engage in a "solicitation" within the meaning of Rule 14a-1(I) of the Exchange Act (without reference to the exception in Section 14a-(I)(2)(iv) of the Exchange Act) (or any successor rules) with respect to the annual meeting, other than with respect to the Nominee or any nominee of the Board;

(I)            a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation's proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;

(J)            if desired, a statement for inclusion in the proxy statement in support of the Nominee's election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and

(K)           in the case of a nomination by a group, the designation by all group members of one group member who is authorized to act on behalf of all group members with respect to all matters relating to the nomination, including withdrawal of the nomination;

(iii)           An executed agreement, which must be submitted within seven days of the Nominating Stockholder's first submission of any information required by this Section 2.12, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A)           to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B)           to file any written solicitation or other communication with the Corporation's stockholders relating to one or more of the Corporation's directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)           to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Qualified Nomination Notice;

(D)           to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys' fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 2.12, or otherwise arising out of any nomination, solicitation or other activity by any Nominating Stockholder in connection with its efforts under this Section 2.12;

(E)           if any information included in the Qualified Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or the Nominating Stockholder (including any group member) fails to continue to satisfy the eligibility requirements described in Section 2.12(d), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and

(iv)           An executed agreement, which must be submitted within seven days of the Nominating Stockholder's first submission of any information required by this Section 2.12, in a form determined to be satisfactory by the Board of Directors, or its designee, acting in good faith, by the Nominee:

(A)           to provide to the Corporation such other information, including completion of the Corporation's director questionnaire, as it may reasonably request;

(B)           that the Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation's Corporate Governance Guidelines and Code of Ethical Conduct and any other Corporation policies and guidelines applicable to directors as adopted from time to time; and

(C)           covenant that the Nominee will promptly and fully disclose to the Corporation if the Nominee is or becomes a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the Corporation (ii) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a "Voting Commitment") that has not been disclosed to the Corporation, or (iii) any Voting Commitment that could limit or interfere with the Nominee's ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 2.12(e) shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Qualified Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.12(e) (other than such information and documents contemplated to be provided after the date the Qualified Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(f)           Exceptions.

(i)           Notwithstanding anything to the contrary contained in this Section 2.12, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder's statement in support) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Qualified Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

(A)           the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 2.12 or the Nominating Stockholder withdraws its nomination;

(B)           the Board of Directors, acting in good faith, determines that such Nominee's nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation's bylaws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation's securities are traded;

(C)           the Nominee was nominated for election to the Board of Directors pursuant to this Section 2.12 at one of the Corporation's two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;

(D)           the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(E)           the Corporation is notified, or the Board of Directors acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 2.12(d), any of the representations and warranties made in the Qualified Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 2.12;

(ii)           Notwithstanding anything to the contrary contained in this Section 2.12, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors in good faith determines that:

(A)           such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B)           such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C)           the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

Section 3.	Board of Directors

3.1.           Number and Class.

(a)           The Articles of Incorporation authorize the business and affairs of the Corporation to be managed and controlled by a Board of Directors of not less than three (3) nor more than eleven (11) directors, who need not be shareholders of the Corporation or residents of this State.  By a vote of a majority of the Board of Directors, additional directors may be added, up to the maximum number of directors allowed, or the number of directors may be decreased to a number of not less than three (3).

(b)           The Corporation's Board of Directors shall be divided into three classes of directors (Class I, Class II and Class III).  The number of directors in each class shall be at least three (3) and each class shall be as equal as reasonably possible, taking into account the total number of directors.

(c)           Newly created directorships resulting from any increase in the number of authorized directors, vacancies arising from a director's resignation or removal, or directorships eliminated as a result of a decrease in the number of authorized directors, shall be apportioned by the Board of Directors among the Class I, Class II and Class III directors as nearly equally as reasonably possible; provided, however, that no decrease in the number of authorized directors shall shorten the term or effect the removal of any incumbent director, or alter the number of classes of directors.

3.2.           Term.  Shareholders have elected Class I, Class II and Class III directors as provided in the Company's Articles of Incorporation and its Bylaws.  Continuing at each annual meeting of shareholders after the establishment of the three director classes, each director elected in a class shall be elected to serve for a term ending with the conclusion of the third succeeding annual meeting of shareholders after the date of such director's election.

3.3.           Voting for Directors and Director Resignation Policy.  The system of cumulative voting shall be applied to the election of Directors within each class of Directors.  The Board of Directors shall designate the class to which each Director is assigned.  Except as prohibited by law or by the Artic1es of Incorporation, in an uncontested election, any director nominee who receives a greater number of votes cast "withheld" for his or her election than "for" his or her election at a meeting of shareholders duly called and at which a quorum is present shall promptly tender his or her resignation to the Nominating and Corporate Governance Committee (the "Nominating Committee"), or its successor, for consideration by the Nominating Committee.  The Nominating Committee, or its successor, shall evaluate the director's tendered resignation, taking into consideration the best interests of the Company and its shareholders, and shall recommend to the Board of Directors whether to accept or reject such resignation.  In making its recommendation to the Board, the Nominating Committee, or its successor, shall consider the effect of the exercise of cumulative voting in the election if a director resignation is accepted or rejected, and the legal right of shareholders to cumulate votes in the election of directors, and such other matters as it determines to be appropriate.  The Board of Directors shall determine whether to accept or reject such nominee's resignation within ninety (90) days following certification of the shareholder vote and shall publicly disclose its decision and the rationale for its decision.  Any director who tenders his or her resignation pursuant to this provision shall not participate in any committee or Board of Directors consideration thereof until the status of his or her tendered resignation is determined by the Board.  A resignation tendered by a nominee under this provision shall not be effective until it is accepted by the Board.

3.4.           Annual Meeting.  Immediately after the annual meeting of the shareholders, the newly-elected directors shall meet for the purpose of organization, the election of officers, and the transaction of other business.

3.5.           Special Meetings.  Special meetings of the Board may be held after proper notice has been given, unless properly waived.  Unless otherwise specified in the notice thereof, any and all business may be transacted at a special meeting.  The Chairman may, from time to time, call a special meeting whenever he shall deem it proper to do so and shall do so when a majority of the Board of Directors shall request that he do so.

3.6.           Notice of Meetings.  No notice of the annual meeting of the Board of Directors need be given.  Unless properly waived, notice of any special meeting of the Board of Directors, stating the time and in general terms the purpose or purposes thereof, shall be mailed to all of the directors at least two (2) days prior to such meeting, to the last known address of each director as the same appear on the records of the Corporation.

3.7.           Place of Meeting.  The directors shall hold their meetings, have an office and keep the books of the Corporation at such place or places within or without the State of Arizona as the Board of Directors from time to time may determine.  Unless otherwise determined, such place shall be at the principal office of the Corporation, as stated in Section 1.2 hereof.  Meetings of the Board of Directors, whether regular or special, may be held by means of telephone conference or similar equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

3.8.           Quorum.  A majority of the Board of Directors shall constitute a quorum for the transaction of business.  The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the act of a greater number is required by statute, the Articles of Incorporation or the Bylaws.

3.9.           Chairman and Vice Chair.  At all meetings of the Board of Directors the Chairman, or in his absence, a chairman chosen by the directors present, shall preside.  The Board may elect one or more Vice Chairs to assist the Chairman and, with the consent of the Chairman, any Vice Chair may preside over meetings of the Board of Directors.

3.10.           Committees of the Board.  The Board of Directors may establish such committees of the Board as it determines to be appropriate from time to time, and each committee may appoint officers from among its members and prescribe its own rules.  The following shall be standing committees of the Board of Directors:

(a)           Executive Committee:  The Executive Committee shall consist of the Chairman of the Board and at least one other director who is not an officer of the Corporation, who shall be appointed annually by the Board of Directors, and who shall continue to serve until his successor is appointed.  The Committee shall act as an Executive Committee of the Board, except when the Board is in session, and shall have and exercise all powers that the Board of Directors may exercise or lawfully delegate.  A quorum of the Committee for the transaction of business shall be a majority of its members, including not less than one Director who is not an officer of the Corporation.  The powers of the Executive Committee shall not include the power:

(1)           to authorize distributions;

(2)           to approve or submit to shareholders any action that requires shareholders approval under Arizona law;

(3)           to fill vacancies on the Board of Directors or any Board Committee;

(4)           to amend the Articles of Incorporation (except that a Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 10-602 of the Business Corporation Act of the State of Arizona, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series);

(5)           to approve a plan of merger or consolidation not requiring shareholder approval;

(6)           to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets;

(7)           to recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution;

(8)           to adopt, amend or repeal the Bylaws of the Corporation; and

(9)           to fix the compensation of directors serving on the Board or on any Committee of the Board;

(b)           Audit Committee:  The Audit Committee shall consist of not less than three directors of the Corporation, none of whom are employees, officers, or 10% or greater shareholders of the Corporation.  All members of the Audit Committee shall be determined by the Board to be independent, as that standard is defined by the Corporate Governance Rules, Section 303A of the NYSE's Listed Company Manual.  The Board of Directors shall adopt and maintain a written charter specifying the Audit Committee's duties, which shall include assisting the Company to ensure the fairness and accuracy of the Corporation's financial statements and the existence of adequate internal financial controls, and the independence of the independent public accountants engaged to audit the Corporation's financial statements and books and records and to render financial reports concerning the Corporation and its subsidiaries.  The Audit Committee shall prepare a report, as required by the United States Securities and Exchange Commission ("SEC") for inclusion in the Corporation's annual proxy statement.  Each member of the Audit Committee shall have a general familiarity with the requirements of financial reporting and accountability, and at least one member of the Audit Committee shall be a "financial expert," as defined in Corporate Governance Rules, Section 303A of the NYSE's Listed Company Manual.

(c)           Nominating and Corporate Governance Committee:  The Nominating Committee shall consist of not less than two directors of the Corporation, none of whom are employees, officers, or 10% or greater shareholders of the Corporation.  All members of the Nominating Committee shall be determined by the Board to be independent, as that standard is defined by the Corporate Governance Rules, Section 303A of the NYSE's Listed Company Manual.  The Board of Directors shall adopt a written charter specifying the Nominating Committee's duties, which will include, at minimum, that the Nominating Committee shall (i) identify individuals qualified to become members of the Board and assist the Board of Directors in selecting nominees for the annual meeting of shareholders and (ii) recommend to the Board measures for appropriate corporation governance that comply with all corporate governance rules and standards applied by the NYSE and the SEC.

(d)           Compensation Committee: The Compensation Committee ("Compensation Committee") shall consist of not less than two directors of the Corporation who are not employees, officers, or 10% or greater shareholders of the Corporation.  All members of the Compensation Committee shall be determined by the Board to be independent, as that standard is defined by the Corporate Governance Rules, Section 303A of the NYSE's Listed Company Manual.  The Board of Directors shall adopt and maintain a written charter specifying the Compensation Committee's duties, which will include, at minimum, that the Compensation Committee shall review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO's compensation level based on the evaluation; make recommendations to the Board with respect to non-CEO compensation; assist in the development and implementation of a management succession plan, and produce a Compensation Committee report on executive compensation as required by the SEC to be included in the Corporation's annual proxy statement or annual report.

3.11.           Compensation.  Any officer or employee of the Corporation serving as a director and all members of committees shall serve without compensation; however, they shall be reimbursed for the necessary expenses incurred in the execution of their duties.  Independent directors who are not employees of the Corporation may receive such compensation as the Board of Directors, from time to time, determines appropriate.  Nothing herein shall preclude the paying by the Corporation of a salary or other compensation to an officer or employee who is also a director.

3.12.           Vacancies.  In case of any vacancy among the directors due to death, resignation, disqualification, or other cause, or in the case of a vacancy arising from the creation of a new directorship, the other directors, by affirmative vote of a majority thereof, may fill such vacancy for the unexpired portion of the term of directorship which is vacant, and until the election and qualification of his successor; provided that any director appointed to fill a vacancy pursuant to the procedures set forth in this Section 3.12 shall stand for election at the next annual meeting of shareholders for the remainder of the term to which the director was appointed, notwithstanding the fact that the term of the other directors in the same Class to which the appointed director belongs may not have expired.  After standing for election at the annual meeting of shareholders following such appointment, the director shall stand for election with his or her respective Class, regardless of the length of the term served.

3.13.           Action Without A Meeting.  Any action that may be taken at a meeting of the directors or of a committee may be taken without a meeting if a consent in writing, setting forth the action taken, shall be signed by all of the directors or all of the members of the committee, as the case may be.  For purposes of providing a consent in writing to any actions proposed or taken by the Board of Directors, a consent evidenced by an e-mail or other electronic transmission expressing the director's approval of the actions shall constitute written consent for all purposes and such consents shall be maintained as part of the Corporation's minutes.

3.14.           Leave of Absence from Board of Directors.  Upon approval by a majority of directors of the Nominating Committee (excluding therefrom any director who is not "independent," as defined by the New York Stock Exchange Listing Rules), a member of the Board of Directors may be placed upon a leave of absence from his or her duties as a director of the Corporation, upon a showing that the director is unable to perform his or her duties, on a short- term basis, due to any illness, injury, or other incapacity, including without limitation, temporary disability.  The determination as to whether a director shall be granted a leave of absence shall be made solely by the Nominating Committee, after considering such factual information as the Nominating Committee, in its discretion, determines to be appropriate.  Any single leave of absence shall not exceed a period that ends on the earlier of (i) seven (7) days after the date the director recovers; or (ii) twelve (12) months after the date the leave of absence was approved.  The Nominating Committee, in its discretion, may authorize a leave of absence to be extended.  The Nominating Committee, in determining whether to nominate a director for a new term, may consider the effect, if any, of a leave of absence granted under this provision.  While a director is on a leave of absence, the director's responsibilities to the Corporation and its shareholders shall be deemed to be suspended.

Section 4.	Officers

4.1.           Executive.  The officers of the Corporation shall be a Chairman, Chief Executive Officer, President, Vice President, Chief Financial Officer, and Secretary and any other officers as may from time to time be appointed by the Board or the Chief Executive Officer, each of whom shall hold his office at the pleasure of the Board of Directors.

4.2.           Tenure of Office.  All officers shall be subject to removal at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors.

4.3.           Chairman and Vice Chair.  The Chairman shall preside at all meetings of the shareholders and of the directors.  The Chairman may, from time to time, call special meetings of the Board of Directors whenever he shall deem it proper to do so and shall do so when a majority of the Board of Directors shall request him in writing to do so.  The Chairman, in the event of the Chief Executive Officer's absence or inability to act, shall have all of the powers of the Chief Executive Officer.  The Chairman may sign and execute all authorized contracts, checks, and other instruments or obligations in the name of the Corporation.  The Chairman shall perform such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors.  The Board may designate any director as a Vice Chair, to serve as Chair of the Board in the absence or unavailability of the Chairman, or for any other reason.

4.4.           Chief Executive Officer.  The Chief Executive Officer shall be the chief executive officer of the Corporation, and shall have general authority and charge of the business and affairs of the Corporation.  The Chief Executive Officer may sign and execute all authorized contracts, checks, and other instruments or obligations in the name of the Corporation.  The Chief Executive Officer, in the event of the Chairman's absence or inability to act, shall have all of the powers of the Chairman.  The Chief Executive Officer shall perform such other duties and have such other powers as, from time to time, may be assigned to him by the Board of Directors.

4.5.           President.  The President shall do and perform such duties and have such powers as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer.  The President may sign and execute all authorized contracts, checks, and other instruments or obligations in the name of the Corporation.  The President, in the event of the absence or inability of the Chairman and Chief Executive Officer to act, shall have all the powers of both officers.  The President shall perform such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors or by the Chief Executive Officer.

4.6.           Vice President.  The Corporation may have one or more Vice Presidents, who shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors or the Chief Executive Officer.

4.7.           Secretary.  The Secretary shall keep the minutes of all proceedings of the Board and the minutes of all meetings of shareholders.  The Secretary may hold any other position to which he has been appointed.  The Secretary may sign with the President, in the name of the Corporation, all contracts authorized by the Board, and shall have authority to attest to the authority of the Corporation to act and, if necessary, affix the seal (or other mark) of the Corporation thereto.  He shall have charge of all certificate books and such other books and papers as the Board may direct.  The Secretary shall perform such duties and have such powers as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer.

4.8.           Chief Financial Officer; Treasurer.  The office of Chief Financial Officer, and the office of Treasurer, if any, may be occupied by the same person or by different persons.  The Corporation need not have a Treasurer, as long as these functions are assigned to another officer, without regard to his or her title.  The Chief Financial Officer and the Treasurer, if any, shall have custody of all the funds and securities of the Corporation, subject to all applicable internal controls.  The Chief Financial Officer and the Treasurer may endorse on behalf of the Corporation for collection, checks, notes and other obligations, and shall deposit the same to the credit of the Corporation in such bank or banks or depositories as the Board of Directors may designate.  The Chief Financial Officer and the Treasurer, if any, may (i) sign receipts and vouchers for payments made to the Corporation and (ii) sign checks made by the Corporation and pay out and dispose of the same under the direction of the Board, the Chief Executive Officer or the President.  The Chief Financial Officer and the Treasurer, if any, shall perform other duties and have such powers as from time to time may be assigned to them by the Board of Directors or the Chief Executive Officer.

4.9.           Other Officers.  The Corporation may have such other officers, including Assistant Secretaries, Assistant Treasurers, and other operating officers or divisional presidents as may be appointed by the Chief Executive Officer or the Board of Directors, or a delegate of either.  The officers so appointed shall perform the duties the Board of Directors or the Chief Financial Officer may assign.

Section 5.	Capital Stock

5.1.           Payment for Shares.  The consideration for the issuance of shares may be paid, in whole or in part, in money, in other property, tangible or intangible, or in labor or services actually performed for the Corporation.  When payment of the consideration for which shares are to be issued shall have been received by the Corporation, or any wholly owned subsidiary, such shares shall be deemed to be fully paid and nonassessable.  Neither promissory notes nor future services shall constitute consideration for the issuance of shares.  In the absence of fraud in the transaction, the judgment of the Board of Directors as to the value of the consideration received for shares shall be final and conclusive.  No certificate shall be issued for any share until the share is fully paid.

5.2.           Certificates Representing Shares.  Each holder of capital stock of the Corporation shall be entitled to a certificate signed by (i) any of the Chairman of the Board, the Chief Executive Officer, or the President and (ii) the Chief Financial Officer, the Secretary, or any Assistant Secretary of the Corporation, and sealed with the corporate seal, if any, setting forth the number of shares owned by him in the Corporation, unless and until the Board of Directors of the Corporation adopts a resolution permitting shares to be issued in uncertificated form.  The Board may by resolution authorize other officers of the Corporation to sign share certificates on behalf of the Corporation.  Notwithstanding the adoption of a resolution authorizing shares to be issued in uncertificated form, every holder of capital stock of the Corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate for shares of capital stock in the Corporation issued and signed by an authorized officer of the Corporation, as contemplated hereby.

5.3.           Lost, Stolen or Destroyed Certificates.  The Corporation shall issue a new stock certificate in place of any certificate theretofore issued where the holder of record of the certificate:

(a)           Makes proof in affidavit form that the certificate has been lost, destroyed or wrongfully taken;

(b)           Requests the issuance of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim;

(c)           Gives a bond in such form and with such surety as the Corporation may direct, to indemnify the Corporation against any claim that may be made on account of the alleged loss, destruction, or theft of the certificate; and

(d)           Satisfies any other reasonable requirement imposed by the Corporation.

When a certificate has been lost, apparently destroyed, or wrongfully taken and the holder of record fails to notify the Corporation within a reasonable time after he has notice of it, and the Corporation registers a transfer of the shares represented by this certificate before receiving such notification, the holder of record is precluded from making any claim against the Corporation for the transfer or for a new certificate.

5.4.           Purchase of Its Own Shares.  The Corporation may purchase its own shares of stock from the holders thereof subject to the limitations imposed by the Articles of Incorporation with respect thereto.

5.5.           Dividends.  The Board, in its discretion, may from time to time declare dividends upon the capital stock from the surplus or net profits of the Corporation when and in the manner it deems advisable, so long as no rule of law is thereby violated.

Section 6.	Waiver of Notice

Any shareholder, director or officer may waive any notice required to be given by these Bylaws of any meeting otherwise prescribed hereunder.  Any meeting at which all shareholders or directors are present (or with respect to which notice is waived by any absent shareholder or director) may be held at any time for any purpose and at any place and shall be deemed to have been validly called and held, and all acts performed and all business conducted at such meeting shall be valid in all respects.

Section 7.	Indemnification

7.1.           Indemnification.  The Corporation shall indemnify and save harmless all of its existing and former directors from and against all expenses incurred by them, including, but not limited to, legal fees, judgments, penalties, and amounts paid in settlement or compromise, to the fullest extent not prohibited by law, as it now exists or may hereafter be amended, in connection with any proceeding, actual or threatened, to which they may be made a party by reason of their service to or at the request of the Corporation (including, without limitation, service on behalf of affiliates of the Corporation or with unrelated entities, if serving at the request of the Corporation), unless it is established that: (i) the act or omission of the indemnified party was committed in bad faith; (ii) the indemnified party did not believe such act or omission to be in, or not opposed to, the best interests of the Corporation; (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful; or (iv) the indemnified party is adjudged to be liable to the Corporation unless a court of competent jurisdiction determines that such person is entitled to indemnity.  The Corporation shall advance to any director seeking indemnification pursuant to Section 7.1 expenses, including attorneys' fees, actually and reasonably incurred in investigating or defending any civil or criminal action, suit or proceeding in advance of any final disposition of such action, suit or proceeding upon the Corporation's receipt of an undertaking by or on behalf of the director seeking indemnification to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation.  If the Corporation is requested to indemnify an existing or former director in connection with any threatened, pending or completed action or suit by or in the right of the Corporation to procure judgment in its favor by reason of the fact that such person was a director, officer, or employee or agent of the Corporation, or is or was serving at the request of the Corporation in such capacity, the Corporation shall indemnify such person against expenses, including attorneys' fees, but excluding judgments and fines, and for amounts paid in settlement, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if such person acted, or failed to act, in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that a court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem to be proper.

7.2.           Determination by Board.  Whenever any existing or former director shall report to the President that he has incurred or may incur expenses described in Section 7.1, the Board of Directors (other than any interested director) shall, at its next regular meeting or at a special meeting held within a reasonable time thereafter, determine whether, in regard to the matter involved, the person in question is entitled to indemnification pursuant to Section 7.1.  If the Board determines that the standards of Section 7.1 are met, indemnification shall be made.  If the Board of Directors refuses to indemnify a person who is determined by a court of competent jurisdiction to be entitled to indemnification under Section 7.1 or applicable law, the Corporation shall, in addition to extending such indemnification, reimburse the person entitled to indemnification for all attorneys' fees and costs of court actually incurred.  The Corporation shall have the right to refuse indemnification in any instance in which the person to whom indemnification would otherwise have been extended unreasonably refuses to cooperate in the investigation or defense of such matter or to permit the Corporation, at its own expense, to retain counsel of its own choosing to defend him.

7.3.           Indemnification Agreement.  The Board of Directors may authorize the Corporation to indemnify directors, officers, or employees to the fullest extent permitted by law.

7.4.           Officers.  Officers of the Corporation shall have the same rights to indemnity (and shall be subject to the same indemnity procedures) as a director of the Corporation, subject to any limitation on indemnity and any other indemnity procedures the Board of Directors may adopt from time to time.

7.5.           Non-Exclusivity.  The indemnification rights contained in this Section 7 shall not be exclusive of or preclude any other rights of indemnification to which a director, officer, employee or agent may be entitled, whether pursuant to law or agreement.

Section 8.	Amendment and Repeal

These Bylaws may be amended or repealed or new Bylaws may be adopted by the Board of Directors in such instance as the Board may determine to be advisable; provided, however, that the provisions of Section 7 shall not be amended except with the consent of a sixty-seven percent (67%) majority of the Board of Directors.  No notice need be given of any action concerning these Bylaws previous to any such meeting, if the proposed amendment, repeal or adoption of new Bylaws is one of necessity arising at such meeting, and is in furtherance of the legitimate aims of the Corporation.  In all other situations, unless properly waived, notice of any meeting at which any action concerning the Bylaws is proposed shall be mailed to all directors at least ten (10) days prior to such meeting, and in the same manner prescribed for giving notice of special meetings of the Board of Directors.  Such notice shall state in general terms the nature of any proposed action concerning the Bylaws.

Section 9.	Effective Date

These 2016 Amended and Restated Bylaws of Knight Transportation, Inc. shall become effective as of May 12, 2016, by reason of Resolutions and Actions adopted by the Board of Directors of the Corporation as of May 12, 2016.

IN WITNESS WHEREOF, the foregoing 2016 Amended and Restated Bylaws of Knight Transportation, Inc. are hereby adopted as of the date set forth above.

KNIGHT TRANSPORTATION, INC.

By:	/s/ David A. Jackson
David A. Jackson, Chief Executive Officer

By:	/s/ Adam Miller
Adam Miller, Secretary

CERTIFICATE OF SECRETARY

The undersigned, Adam Miller, Secretary of Knight Transportation, Inc., does hereby certify that the foregoing copy of the 2016 Amended and Restated Bylaws of Knight Transportation, Inc. is a true and correct copy of the 2016 Amended and Restated Bylaws of Knight Transportation, Inc., duly adopted by the Board of Directors, and that such 2016 Amended and Restated Bylaws of Knight Transportation, Inc. have not been amended or repealed.

DATED:  May 12, 2016.

/s/ Adam Miller
Adam Miller, Secretary

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